Exhibit 99.2

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness or Bruce Voss	Paul E. Landers, SVP and CFO
(310) 691-7100	(858) 552-7962

INVERNESS MEDICAL INNOVATIONS AND QUIDEL ANNOUNCE SETTLEMENT OF
INTELLECTUAL PROPERTY LITIGATION

WALTHAM, MASS and SAN DIEGO (April 27, 2005) – Inverness Medical Innovations, Inc. (AMEX: IMA), a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets and Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care rapid diagnostic tests, today announced they have entered into a settlement agreement terminating all domestic and international intellectual property litigation between them.

The settlement agreement provides for a license to Quidel of all current and future patents of Inverness and its affiliates which embody lateral flow technology for all diagnostic products other than for cardiology testing and for consumer/over-the-counter women’s health (except that diagnostics for women’s infectious diseases are within the licensed field of use).  Quidel and its affiliates are cross-licensing their current and future patents that embody lateral flow technology to Inverness and its affiliates for all applications.  Inverness will receive a net payment of $17 million and net future royalties from Quidel at 8.5% of net revenues from products utilizing the licensed patents.

About Inverness Medical Innovations, Inc.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease.  The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by its strong intellectual property portfolio.  The Company is headquartered in Waltham, Massachusetts.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health.  Marketed under the leading brand name of QuickVue®, the portfolio currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia.  Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis.  Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future.  By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit.  For more information, visit www.quidel.com.

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